SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            AMERINET GROUP.COM, INC.
             (Exact name of registrant as specified in its charter)

Delaware                                                             11-2050317
State or other jurisdiction of                                 (I.R.S. Employer
incorporation or organization)                               Identification No.)

        2500 North Military Trail, Suite 225-C, Boca Raton, Florida 33431
           (Address of Principal Executive Offices including zip code)

                       Superseder and Settlement Agreement
                            (Full title of the plan)

                            Jeffery G. Klein, Esquire
                      980 North Federal Highway, Suite 406
                            Boca Raton, Florida 33431
                     (Name and address of agent for service)
                                 (561) 368-0993
          (Telephone number, including area code, of agent for service)

Title of Class of Securities Amount to be Offering Price Proposed Maximum Amount of to be Registered Registered Per Share(1) Aggregate Offering Fee Price

Common Stock, $.01   635,575         $.43            $273,297           $72.15
par value

1) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per unit, maximum aggregate offering price and registration fee is based upon the average of the high and the low price in the market for the common stock on June 4, 2001.

PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Pursuant to Rule 428(b)(1), the information required by Part 1 is included in documents sent or given to each employee of AmeriNet Group.com, Inc., a Delaware corporation (the "Company").

PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The  following   documents  are   incorporated   by  reference   into  this
Registration Statement and made a part hereof:

(a) The Company's Form 10-KSB filed on October 13, 2000 for the year ended June 30, 2000 filed thereto under Section 13(a) or 15(d) of Securities Exchange Act of 1934, as amended (the "Exchange Act"), as well as the Company's latest quarterly reports of Form 10-QSB for the quarters ended September 30, 2000, December 31, 2000 and March 31, 2001.

(b) All other reports which may be filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company document referred to in (a) immediately above.

(c) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposed of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

(d) Part III, Item 13(c), Exhibits," from the correspondingly numbered exhibit filed with the Company's report on Form 10- KSB for the year ended December 31, 1991.

(e) Part III, Item 13(c), Exhibits," from the correspondingly numbered exhibit filed with the Company's report on Form 10- KSB for the year ended December 31, 1999.

(f) Item 7(c), Exhibits," from the correspondingly numbered exhibit filed with the Company's report on Form 8-K filed with the Commission on July 12, 1999.

(g) Item 13(c), Exhibits," from the correspondingly numbered exhibit filed with the Company's report on Form 10- KSB for the year ended June 30, 2000.

(h) Item 7(c), Exhibits," from the correspondingly numbered exhibit filed with the Company's report on Form 8-K filed with the Commission on April 30, 2001.

(i) Item 6, Exhibits," from the correspondingly numbered exhibit filed with the Company's report on Form 10- QSB for the quarter ended September 30, 1998.

(j) Item 7(c), Exhibits," from the correspondingly numbered exhibit filed with the Company's report on Form 8-K filed with the Commission on December 16, 1999.

Item 4.   Description of Securities.

     The class of securities to be offered hereby has been registered by the Company under Section 12 of the Exchange Act , and incorporated by reference.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the securities offered will be passed upon for the Company by the law firm of Jeffrey G. Klein, P.A. of Boca Raton, Florida.

     Daszkal, Bolton Manela Devlin & Co. consent to the incorporation by reference of their report on the audited financial statements contained in the Company's Form 10-KSB for the year ended June 30, 2000.

Item 6.  Indemnification of Directors and Officers.

     The Company shall indemnify to the fullest extent permitted by, and in the manner permissible under Section 145 of the Delaware General Corporation Law, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The Board of Directors, in its discretion, shall have the power on our behalf to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee.

     The Company may indemnify our directors or officers if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

     Further, in an action brought by us or in our right, if the person, after exhaustion of all appeals, is found to be liable to us, or if the person makes payment to us in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by- case basis by: (1) the stockholders;
(2) a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

     To the extent that the Company's director or officer is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, it must indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. The Company may also advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

     The foregoing shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors or officers who have ceased to hold such positions and to their heirs, executors and administrators.

     The Company may also provide insurance, or make other financial arrangements such as a program of self-insurance, for our directors or officers. Such insurance may provide coverage for any liability asserted against the person and liability and expenses incurred by the person in their capacity as a director or officer or arising out of their status as such, whether or not we have authority to indemnify the person against such liability and expenses. However, no financial arrangement made pursuant to this paragraph may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

     The Company's By-laws provide for the indemnification of its directors and officers to the maximum extent provided by law. It is the position of the Commission and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8.  Consultants, Employees and Advisors

     The following employees will be issued securities pursuant to this Registration Statement:

Name                                Number           Type of Services Provided


Larry Van Etten                     178,643                   Employment
George Franjola                      74,101                   Employment
Vanessa Lindsey                      90,658                   Employment
Ed Dmytryk                          187,741                   Employment
Doug Wilson                          92,216                   Employment
Richard Chamberlain                   2,000                   Legal
David Cantley                        10,216                   Accounting

Item 9.  Exhibits.

See Exhibit Index and Exhibits attached hereto.

Item 10.  Undertakings.

The undersigned Company hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

   (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or
     (4) or 497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective.

(4) For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     Insofar as indemnification for liabilities arising under the Securities Act , may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification in against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act , the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on June 4, 2001. Pursuant to the requirements of the Securities Act , this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

AmeriNet Group.com , Inc.

/s/ Ed Dmytryk                                               DATE: June 4, 2001
By: Ed Dmytryk, president
2500 North Military Trail, Suite 225-C
Boca Raton, Florida 33431
(561)998-3435

                                  EXHIBIT INDEX


Designation       Page
of Exhibit        Number
as Set Forth      or Source of
in Item 601 of    Incorporation
Regulation S-B    By Reference    Description

3.1                               Articles of Incorporation

         .1       (3)-1           Our company's  certificate  of  incorporation,
                                  as of December 8, 1964
         .2       (3)-2           Amendment  to  our   company's  certificate of
                                  incorporation, dated July 5, 1995.
         .3       (3)-3           Amendment  to  our  company's   certificate of
                                  incorporation, dated July 7, 1999.
         .9       (3)-4           Certificate  of  Designation    Preferences  &
                                  Rights of  Class  A  Preferred  Stock,   dated
                                  July 3, 2000.
         .4       (3)-5           Amendment  to  our   company's certificate  of
                                  incorporation, dated February 19, 2001
         .5       (3)-5           Certificate  of  Designation    Preferences  &
                                  Rights  of  Class  A  Preferred   Stock, dated
                                  February 12, 2001.

3.2                               Bylaws

         .2       (3)-6          Amended & Restated Bylaws as of December, 1998.
         .3       (3)-7           Amended & Restated Bylaws as of December 1999.

5                  9               Opinion Re: Legality and Consent

10                                Material Contracts:
         .85       10             Superseder  and  Settlement  Agreement between
                                  the Company and G. Richard Chamberlin
         .86       21             Superseder  and  Settlement  Agreement between
                                  the Company and George Franjola
         .87       32             Superseder  and  Settlement  Agreement between
                                  the Company and Vanessa H. Lindsey
         .88       43             Superseder  and  Settlement Agreement  between
                                  the Company and Edward C. Dmytryk
         .89       54             Superseder and  Settlement  Agreement  between
                                  the Company and Doug Wilson
         .90       65             Superseder  and  Settlement  Agreement between
                                  the Company and David Cantley
         .91       76             Superseder and  Settlement  Agreement  between
                                  the Company and Larry Van Etten

23                                Consent of Experts
         .4        8              Consent of Daskal, Bolten, Manela & Devlin


(3)-1 Incorporated by reference, as permitted by Commission Rule 12b-23,from "Part III, Item 13(c), Exhibits," from the correspondingly numbered exhibit filed with our company's report on Form 10- KSB for the year ended December 31, 1991.

(3)-2 Incorporated by reference, as permitted by Commission Rule 12b-23,from "Part III, Item 13(c), Exhibits," from the correspondingly numbered exhibit filed with our company's report on Form 10- KSB for the year ended December 31, 1999.

(3)-3 Incorporated by reference, as permitted by Commission Rule 12b-23, from "Item 7(c), Exhibits," from the correspondingly numbered exhibit filed with our company's report on Form 8-K filed with the Commission on July 12, 1999.

(3)-4 Incorporated by reference, as permitted by Commission Rule 12b-23,from "Part III, Item 13(c), Exhibits," from the correspondingly numbered exhibit filed with our company's report on Form 10- KSB for the year ended June 30, 2000.

(3) -5 Incorporated by reference, as permitted by Commission Rule 12b-23, from "Item 7(c), Exhibits," from the correspondingly numbered exhibit filed with our company's report on Form 8-K filed with the Commission on April 30, 2001.

(3)-6 Incorporated by reference, as permitted by Commission Rule 12b-23, from "Part II, Item 6, Exhibits," from the correspondingly numbered exhibit filed with our company's report on Form 10- QSB for the quarter ended September 30, 1998.

(3)-7 Incorporated by reference, as permitted by Commission Rule 12b-23, from "Item 7(c), Exhibits," from the correspondingly numbered exhibit filed with our company's report on Form 8-K filed with the Commission on December 16, 1999.